Exhibit 10.6

Executive Officer Compensation Information – 2012 Salaries, Target Bonus Percentages and Stock-Based

Awards

Executive Officer	Base Salary	Bonus Target Percentage of Base Salary(1)		Commission Target Percentage of Quarterly Salary(2)		RSUs Granted	Stock Options
Michael Heil	$333,000	70	%(3)	N/A		0
Chief Executive Officer

Darryl Baker	$210,000	50	%(3)	N/A		0	210,000
Vice President, Chief Financial Officer and Treasurer

Brian Dennison	$200,000	35	%(3)	35	%(3)	0	210,000
Vice President, Americas Sales

Seth Egorin	$200,000	40	%(3)	N/A		0	210,000
Vice President, Marketing and Strategic Planning

Phil Johnson	$200,000	40	%(3)	N/A		0	210,000
Vice President, Product Development

Brian Roberts	$210,000	50	%(3)	N/A		0	210,000
Vice President, General Counsel and Secretary

(1)	Participants have the opportunity to receive up to two times the stated bonus percentage of base salary based on the performance of the individual and the Company. These bonus payments will be based on a percentage of the participant’s annual base salary.
(2)	Mr. Dennison is also eligible to receive a quarterly commission under the Bonus Program in 2012 based on the Company’s quarterly revenue. Mr. Dennison has the opportunity to receive up to two times the stated commission percentage of base salary based on the Company’s quarterly revenue performance. These commission payments will be based on a percentage of Mr. Dennison’s quarterly salary.
(3)	Any bonus payments earned by Messrs. Heil, Baker, Dennison and Roberts will be paid in shares of Company stock in lieu of cash payments. Any bonus payments earned by Messrs. Egorin and Johnson, and any commission payments earned by Mr. Dennison, will be paid in cash.